Bonds.com Group, Inc. 8-K

Exhibit 3.1

CERTIFICATE OF DESIGNATION
OF THE
SERIES A PARTICIPATING PREFERRED STOCK
OF
BONDS.COM GROUP, INC.

Bonds.com Group, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 103 of the Delaware General Corporation Law, DOES HEREBY CERTIFY:

That pursuant to the authority vested in the Board of Directors of the Corporation (the “Board of Directors”) in accordance with the provisions of the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), on January 8, 2010, the Board of Directors adopted the following resolution creating a series of 200,000 shares of Preferred Stock designated as “Series A Participating Preferred Stock”:

RESOLVED, that, pursuant to the authority conferred upon the Board of Directors by Article Sixth of the Certificate of Incorporation of the Corporation dated April 1, 2002, as amended by the Certificate of Amendment dated April 12, 2002, the Certificate of Amendment dated December 18, 2007, the Certificate of Ownership dated December 21, 2007 and the Certificate of Correction dated December 23, 2009, there is hereby created a class of Preferred Stock of the Corporation, $0.0001 par value per share, consisting of 200,000 shares designated as the Series A Participating Preferred Stock, and that the designation and amount thereof, and the voting powers, preferences and relative participating, optional and other special rights of the shares of such series and the qualifications, limitations and restrictions thereof be as set forth in the Certificate of Designation in the form attached hereto.

1.           Series A Participating Preferred Stock.  There is hereby created out of the authorized and unissued shares of Preferred Stock of the Corporation a series of Preferred Stock designated as the “Series A Participating Preferred Stock.”  The number of shares constituting such series shall be 200,000, and such series is referred to herein as the “Series A Preferred.”  Such number of shares may not be increased or decreased without the approval of the holders of a majority of the then outstanding shares of Series A Preferred.

2.           Rank and Dividends.

(a)              Rank.  Except as permitted by this Certificate of Designation, the Series A Preferred shall, with respect to dividends and distributions upon liquidation, winding-up and dissolution of the Corporation, rank pari passu to the common stock, par value $0.0001 per share, of the Corporation (the “Common Stock”) and junior to any class or series of capital stock that ranks senior to the Series A Preferred as to dividends or distributions upon liquidation, winding-up and dissolution of the Corporation that is created in accordance with the Section 4(b).

(b)              Dividends.  The Corporation shall not declare, pay or set aside any dividends on shares of Common Stock unless (in addition to the obtaining of any consents required in the Certificate of Incorporation) the holders of the Series A Preferred then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series A Preferred in an amount at least equal to a rate per share of Series A Preferred determined by multiplying the amount of the dividend payable on each share of Common Stock by one hundred (100) (subject to appropriate adjustment in the event of any stock split, stock dividend, combination or other similar recapitalization with respect to the Series A Preferred if there is no proportionate action taken with respect to the Common Stock).

3.           Liquidation Preference.

(a)              Series A Preferred Stock Liquidation Preference.  In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, subject to the rights of any series of Preferred Stock which may from time to time come into existence, the holders of Series A Preferred shall be entitled to receive by reason of their ownership thereof, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock or the holders of any series of Preferred Stock expressly made junior to the Series A Preferred, an amount per share equal to $.01 (subject to appropriate adjustment in the event of any stock split, stock dividend, combination or other similar recapitalization with respect to the Series A Preferred) (such amount per share as of any date, the “Series A Liquidation Preference”).  If, upon the occurrence of such event, the assets and funds available for distribution among the holders of the Series A Preferred (and any other series of Preferred Stock expressly made pari passu with the Series A Preferred with respect to payments upon liquidation, dissolution or winding up, if applicable), shall be insufficient to permit the payment to such holders of the full preferential amounts to which they are entitled, then, subject to the rights of any series of Preferred Stock which may from time to time come into existence, the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred (and any other series of Preferred Stock expressly made pari passu with the Series A Preferred with respect to payments upon liquidation, dissolution or winding up, if applicable) in accordance with the respective full preferential amounts to which such holders are entitled.

(b)              Distribution of Remaining Assets.  Subject to the rights of any series of Preferred Stock which may from time to time come into existence, in the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, after the payment of all preferential amounts required to be paid to the holders of shares of Series A Preferred and any other series of Preferred Stock having a preference with respect to liquidations, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of (i) shares of any series of Preferred Stock which may from time to time come into existence and have the right to participate in such distribution (and, in such case, in accordance with its liquidation preference and participation rights), and (ii) shares of Series A Preferred and Common Stock, pro rata based on the number of shares held by each such holder, treating for this purpose each such share of Series A Preferred as if it had been converted into one hundred (100) shares of Common Stock (subject to appropriate adjustment in the event of any stock split, stock dividend, combination or other similar recapitalization with respect to the Series A Preferred if there is no proportionate action taken with respect to the Common Stock) immediately prior to such liquidation, dissolution or winding up of the Corporation and treating any other shares of Preferred Stock in accordance with the terms of their liquidation preference and participation rights.

(c)              Certain Acquisitions.  For purposes of this Section 3, a liquidation, dissolution or winding up of the Corporation shall be deemed to occur on a Change of Control (as defined below).  In the event of any such deemed liquidation, provision shall be made in connection with such transaction to ensure that the holders of Series A Preferred receive, in connection with such transaction, (i) an amount at least equal to the amount that such holders would have received if net consideration payable to the holders of capital stock of the Corporation in such merger or consolidation, as applicable, were available for payment in liquidation, dissolution or winding up of the Corporation pursuant to Section 3(a) in the manner set forth in Section 3(b) above (i.e., in no event shall any consideration be paid in such transaction with respect to the Common Stock unless the full Series A Liquidation Preference is paid to the holders of the Series A Preferred in such transaction) or (ii) if the Change of Control occurs pursuant to clause (iii) of the definition thereof, the fair market value, calculated in accordance with Section 3(d) below, of each share of the Series A Preferred then outstanding.  If the consideration received by the Corporation in any deemed liquidation is other than cash, its value will be deemed its fair market value as determined in good faith by the Board of Directors.  The Corporation shall give each holder of record of Series A Preferred written notice of any such impending transaction not later than ten (10) days prior the stockholders’ meeting called to approve such transaction, or ten (10) days prior to the closing of such transaction, whichever is earlier.  For purposes hereof, “Change of Control” means (i) a sale, transfer, lease, exclusive license or other disposition of all or substantially all of the Corporation’s assets or business, (ii) any merger, consolidation, reorganization or other business combination transaction of the Corporation with or into another entity, other than a transaction in which the holders of at least a majority of the shares of voting capital stock of the Corporation outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by the shares of voting capital stock or other voting equity of the Corporation or the surviving entity outstanding immediately after such transaction, or (iii) the direct or indirect acquisition (including by way of new issuance by the Corporation (other than issuances of shares in respect of options or warrants existing as of the date hereof, but solely to the extent that the issuance triggered a Change in Control without factoring in any additional purchases made by such Person subsequent to the date hereof (other than purchases pursuant to the foregoing options and warrants), re-sales of stock by existing shareholders, or a tender or exchange offer), in a single transaction or series of related transactions, by any person or entity, or persons or entities acting as a group, of beneficial ownership or a right to acquire beneficial ownership of shares of the Corporation’s capital stock representing at least a majority of the voting power of the then outstanding shares of capital stock of the Corporation.

(d)              Determination of Fair Market Value.  For purposes of this Section 3, the fair market value of the Common Stock shall be determined as follows:

(i)           if, at the time of determination, the Common Stock is traded on a securities exchange or the NASDAQ Stock Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or market over the 30-period ending three days prior to the closing of such transaction;

(ii)          if, at the time of determination, the Common Stock is actively traded over-the-counter, the value shall be deemed to be the average of the closing bid and offer prices over the 30-day period ending three days prior to the closing of such transaction; or

(iii)         if, at the time of determination, there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors of the Corporation.  The Board of Directors shall notify the holders of Series A Preferred of any determination of fair market value made pursuant to this Section 3(d)(iii) no later than 30 days after the date of the deemed liquidation (which notification may be given prior to such deemed liquidation).  If within 15 days after such notification is made, holders of a majority of the then outstanding shares of Series A Preferred notify the Board of Directors in writing of their objection to the calculation of fair market value (including their determination of such fair market value), the valuation shall be submitted for determination by an independent appraiser mutually acceptable to the Corporation and holders of a majority of the then outstanding shares of Series A Preferred. The valuation of such independent appraiser shall be final and conclusive on the Corporation and all holders of Series A Preferred, their successors and assigns.  All costs of the independent appraiser incurred pursuant to this Section 3(d)(iii) shall be borne (A) by the Corporation, if the Board of Director’s determination of fair market value differs from the independent appraiser’s determination by one hundred and twenty percent (120%) or more of the amount, if any, by which the objecting holder’s determination of fair market value differs from the independent appraiser’s determination, (B) by the objecting holders, if their determination of fair market value differs from the independent appraiser’s determination by one hundred and twenty percent (120%) or more of the amount, if any, by which the Board of Director’s determination of fair market value differs from the independent appraiser’s determination, or (C) equally by both the Corporation and the objecting holders if neither the foregoing clause (A) nor the foregoing clause (B) applies.

4.           Voting Rights.

(a)              General Manner.  Except as may otherwise be required by applicable law or pursuant to the provisions of Section 4(b) below, the Series A Preferred shall not have the right to vote with respect to any matters.  The number of authorized shares of Preferred Stock (other than Series A Preferred) may be increased or decreased (but not below the sum of the number of shares thereof then outstanding and the number of shares required for exercise of any rights to purchase or otherwise acquire shares of Preferred Stock) by the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law, and the holders of Series A Preferred shall not have any separate class vote with respect thereto unless expressly required by Section 4(b) below.

(b)              Stockholder Approval on Certain Actions by the Corporation.  In addition to any other vote or consent required by law or this Certificate of Designation, for so long as any shares of Series A Preferred are outstanding, the Corporation shall not (either directly or indirectly by amendment, merger, consolidation, sale of substantially all of its assets, liquidation, dissolution, winding-up, reorganization or otherwise), without first obtaining the affirmative vote or written consent of the holders of at least a majority of the Series A Preferred then outstanding, voting together as a single class, take any action that:

(i)           alters the rights, preferences or privileges of the Series A Preferred;

(ii)          creates any new class or series of shares, or issues any such shares or options or convertible securities exercisable or convertible into such shares, that have a preference over the Series A Preferred with respect to dividends or liquidation preferences to the extent such shares are issued or to be issued by the Corporation pro rata in respect of outstanding shares of Common Stock of the Corporation;

(iii)         increases or decreases the authorized number of shares of Series A Preferred;

(iv)          reclassifies Common Stock into shares having a preference over or parity with the Series A Preferred with respect to dividends or liquidation preferences;

(v)           authorizes or pays any dividend or other distribution with respect to the Common Stock without payment in full of dividends on the Series A Preferred;

(vi)          results in (A) the consolidation or merger of the Corporation with or into any other corporation or business entity (other than with or into a wholly-owned domestic subsidiary of the Corporation or with respect to such consolidation or merger where not more than 50% of the voting power of the Corporation is transferred to any party or parties other than the existing stockholders of the Corporation), (B) the sale or other transfer in a single transaction or a series of related transactions of all or substantially all of the assets of the Corporation, or (C) the liquidation, dissolution, winding-up or reorganization of the Corporation if, in each case, such transaction would result in any disproportionate adverse consequences for the holders of Series A Preferred (solely in the respect to their rights as stockholders);

(vii)         (A) commences a voluntary proceeding seeking liquidation, reorganization or other relief with respect to the Corporation or the debts of the Corporation under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of the Corporation or a substantial part of the property of the Corporation, (B) consents to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against the Corporation, (C) makes a general assignment for the benefit of creditors, (D) generally results in the failure to pay the debts of the Corporation as they become due, or (E) authorizes any of the foregoing if, in each case, such action would result in any disproportionate adverse consequences for the holders of Series A Preferred (solely in the respect to their rights as stockholders); or

(viii)        alters or amends the provisions of this Section 4.

5.           Anti-dilution.  In case the Corporation shall (i) pay a dividend in shares of its Common Stock or make a distribution in shares of Common Stock to holders of its outstanding Common Stock, (ii) subdivide its outstanding shares of Common Stock into a greater number of shares or (iii) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock, then Corporation shall take the equivalent action with respect to the Series A Preferred.  In the event the Corporation shall issue any shares of its capital stock in a reclassification of the Common Stock, then each reference in this Certificate of Designation to “Common Stock” shall be a reference to the kind of securities resulting from such reclassification and the Corporation shall treat any additional securities issued as part of the reclassification as if it were a subdivision pursuant to clause (ii) above.

6.           Fractional Shares.  Series A Preferred may be issued in fractions of a share that shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights (if any), receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Preferred.

7.           Notices of Record Date.  In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series A Preferred, at least five (5) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the anticipated amount and character of such dividend, distribution or right; provided, however, that the foregoing obligations may be waived prospectively or retrospectively by holders of shares of Series A Preferred representing at least a majority of the outstanding shares of Series A Preferred.

8.           Notices.  Any notice required by the provisions of this Certificate to be given to the holders of Series A Preferred shall be deemed to have been sufficiently received (except as otherwise provided herein) (a) upon receipt when personally delivered, (b) one (1) day after being sent by overnight delivery or facsimile providing confirmation or receipt of delivery, or (c) three (3) days after being sent by certified or registered mail, postage and charges prepaid, return receipt requested, and addressed to each holder of record at such holder’s address appearing on the books of the Corporation.

* * * * *

The undersigned further certifies that the authorized number of shares of Preferred Stock of the Corporation is 1,000,000 and that the number of shares of the Series A Participating Preferred Stock, none of which has been issued, is 200,000.

The resolution set forth above has been duly adopted by all necessary action on the part of the Corporation.

[Signature page follows.]

IN WITNESS WHEREOF, Bonds.com Group, Inc. has caused this Certificate of Designation to be executed by John J. Barry IV, its President and Chief Executive Officer, this 11th day of January, 2010.

Bonds.com Group, Inc.

By:	/s/ John J. Barry IV
Name:	John J. Barry IV
Title:	President and Chief Executive Officer

I, Christopher Loughlin, hereby certify that I am the duly elected and acting Secretary of Bonds.com Group, Inc.,  that the foregoing was the duly approved and adopted Certificate of Designation of Bonds.com Group, Inc, that John J. Barry IV is the duly elected and acting President and Chief Executive Officer of Bonds.com Group, Inc., and that the signature of John J. Barry IV appearing above is his genuine signature.

Dated:           January 11, 2010.

/s/ Christopher Loughlin
Secretary